EXHIBIT 99.1

Amen Properties Purchases Oil and Gas Interests in the Permian Basin

MIDLAND, Texas, Aug. 26, 2008 (GLOBE NEWSWIRE) -- Amen Properties (Nasdaq:AMEN) (today announced that its wholly owned subsidiary, Amen Minerals, LLC ("Amen Minerals") has acquired a 5% working interest and 4% net revenue interest in certain oil and gas properties (the "Properties") from Aghorn Energy, Inc. ("Aghorn") for a purchase price of $1,750,000, effective June 1, 2008. The Properties were acquired by Aghorn from Exxon Mobil Corporation on June 1, 2008 and consist of Exxon Mobil's leasehold interests in approximately 30,000 acres in the Permian Basin of Texas known as the Yarbrough and Allen Field.

Mr. Jon Morgan, the Company's CEO, also announced that Amen Minerals would be contracting with Aghorn to operate most of the wells on the properties. "Based on Aghorn's experience, we are confident in their ability to significantly increase production from these properties. This transaction, along with our recent acquisition of royalty and working interests from Santa Fe Energy Trust, is evidence of our renewed focus on the acquisition of oil and gas properties."

About Amen Properties

Amen Properties is engaged in the acquisition and management of strong, profitable energy-related businesses. Amen's primary businesses are ownership of oil and gas interests and Priority Power Management, an energy management and consulting services firm. Additionally, Amen owns a non-controlling interest in certain real estate properties in Midland, Texas.

CONTACT:  Amen Properties
          Press and Investor Relations
          Kris Oliver
          (972) 999-0494
          koliver@amenproperties.com